Exhibit 16.1

April 2, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Highest Performances Holdings Inc. (formerly Puyi Inc.) in its Form 6-K dated April 2, 2024. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Highest Performances Holdings Inc. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP